MANNING & NAPIER FUND, INC.
                     ARTICLE SUPPLEMENTARY TO THE CHARTER

      Manning & Napier Fund, Inc., a Maryland corporation having its principle office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
       FIRST:          The board of directors of the Corporation, at a meeting
duly convened and held on July 3, 1986, adopted a resolution classifying: Ten million (10,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, and with an aggregate par value of One Hundred Thousand Dollars ($100,00) as Class A Common Stock; Fifty million (50,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, and with an aggregate par value of Five Hundred Thousand Dollars ($500,000) as Class B Common Stock; Ten million (10,000,000) unissued share of the common stock of the Corporation, par value $.01 per share, with an aggregate par value of One Hundred Thousand Dollars ($1000,000) as Class D Common Stock; Ten million (10,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, and with an aggregate par value of One Hundred Thousand ($100,00) as Class E Common Stock; and Ten Million (10,000,000) shares of the common stock of the Corporation, par value $.01 per share, and with an aggregate par value of One Hundred Thousand Dollars ($100,000) as Class F Common Stock, by setting before the issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms f redemption of, and the conversion or other rights, thereof as hereinafter set forth.
       SECOND:          A  description of the shares so classified with the
preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the board of directors of the Corporation as follows:
       A description, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of common stock of the Corporation are set forth in Article Fifth of the Corporation's Articles of Incorporation, as amended, and have not been charged by the board of directors of the Corporation.
       THIRD:          The shares aforesaid have been duly classified by the
board of directors pursuant to authority and power contained in the charter of the Corporation.
     IN WITNESS WHEREOF, Manning & Napier fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on July 3, 1986



                          Manning & Napier Fund, Inc.

                          By: /s/ William Manning
                                  William Manning
                                     President

Attest:

/s/ B. Reuben Auspitz
    B. Reuben Auspitz



/s/ William Manning
    William Manning